Exhibit 10.25

July 21, 2014

Ralph Macchio
24 Cherokee Court
Sparta, NJ 07871
Dear Ralph:
This letter (the “Agreement”) confirms our mutual agreement with regard to your separation from Coty Inc. (the “Company” and, collectively with its affiliates, “Coty”) and the terms of your employment before such separation.

1.
Effective Date. This Agreement will be effective beginning on the date you have executed the Agreement and delivered it to the Company and it has become irrevocable pursuant to paragraph 21 (the “Effective Date”).

2.
Separation Date. Your employment with the Company will terminate on June 30, 2015 (your “Scheduled Retirement Date”) or such earlier date on which your employment ends pursuant to paragraph 4 below. The date your employment with the Company actually terminates is referred to in this Agreement as the “Separation Date.”

3.	During Employment.

(a)
At-Will Employment. Notwithstanding anything to the contrary in this Agreement, your employment with the Company remains “at will,” which means that you or the Company may terminate this Agreement and your employment at any time, for any reason or no reason, with or without notice.

(b)
Title and Duties. Until the Separation Date, you shall continue to be the Company’s Senior Vice President, Chief Scientific Officer and a member of the Company’s Executive Committee and shall report to the Chief Executive Officer (“CEO”). You shall perform all duties customarily associated with such office and, in particular, you will work with the President – Categories to lead the integration of the R&D function within the One Coty organizational design and assist in the identification of your successor. From January 1, 2015 through your Separation Date you will focus more of your time and attention on the identification of your successor and, once identified, the transition of your role to your designated successor.

(c)	Salary. The Company shall continue paying you a base salary at the rate of $437,100.00 per year, plus any merit increase awarded in October 2014 (in accordance with prior evaluation criteria, and paid at the same time and subject to the same guidelines as for active employees) (“Base Salary”) through your Separation Date. The Company shall pay your Base Salary in accordance with its regular payroll practices.

(d)
Benefits. You will continue to be eligible to participate in the Company’s medical and dental plans for active employees, on the same cost-sharing basis through your Separation Date. You will continue to be deemed a regular employee of the Company throughout your period of employment under this Agreement for purposes of your eligibility to participate in the Company’s other benefit plans, including the 401k Plan and the Coty Long Term Incentive Program (“LTIP”). Your rights under such plans will be determined in accordance with their terms.

(e)	Vacation. You will continue to accrue vacation time through your Separation Date.

4.	Separation Before Scheduled Retirement Date

(a)
Termination of Employment for Cause. If you resign from the Company before your Scheduled Retirement Date, or if the Company terminates your employment before your Scheduled Retirement Date for Cause, you will not be entitled to any compensation or benefits thereafter other than your Accrued Benefits. For purposes of this Agreement, (x) “Cause” has the meaning given that term under the LTIP, and (y) your “Accrued Benefits” means (i) your accrued but unpaid salary as of the Separation Date, (ii) payment of any accrued but unused vacation time, (iii) any unreimbursed documented business expenses for which you are entitled to reimbursement under the Company’s business expense policy, and (iv) any amounts or benefits to which you are entitled as of the Separation Date under the terms of any Company benefit plans in which you participate, including the LTIP.

(b)
Termination Without Cause. If the Company terminates your employment without Cause before the Scheduled Retirement Date, (i) you will receive your Accrued Benefits, (ii) you will continue to receive your Base Salary through your Scheduled Retirement Date, (iii) you will receive the FY14 APP Bonus (as defined below), and (iv) you will receive the compensation and benefits outlined in paragraph 6, below; provided the Release Certificate (as defined below) is executed and not revoked.

(c)
Death or Disability. If your employment with the Company terminates before the Scheduled Retirement Date by reason of your death or Disability (as defined in the LTIP), you or your estate will be entitled to (i) your Accrued Benefits, and (ii) the FY14 APP Bonus.

5.	Compensation and Benefits After Scheduled Retirement Date.

(a)	Accrued Benefits. You will be entitled to your Accrued Benefits through the Scheduled Retirement Date.

(b)
FY14 APP Bonus. You will be eligible to earn for the fiscal year ending June 30, 2014 (“FY14”) a bonus (“FY14 APP Bonus”) under the Coty Inc. Annual Performance Plan (“APP Plan”) based on the Company’s financial performance and your personal performance objectives for FY14, as previously set by the Company. The evaluation of your personal performance objectives is at the sole discretion of the Company, in accordance with prior evaluation criteria. The FY14 APP Bonus will be paid at the same time and be subject to the same plan guidelines as for active employees.

(c)
Medical and Dental Coverage. After the Scheduled Retirement Date you will be eligible to receive Retiree Medical benefits under Coty’s post-retirement medical benefits plan. You will receive general information about such Retiree Medical benefits as well as your right to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In the event that you timely elect Retiree Medical or COBRA continuation coverage you shall be solely responsible for your portion of any group medical and dental insurance premiums, including all administrative charges. For purposes of determining the duration of such COBRA coverage, your COBRA coverage will be deemed to commence on the day after the Retirement Date.

6.
Conditional Compensation and Benefits. Provided that (i) you remain continuously employed by the Company through the earlier of (x) your Scheduled Retirement Date or (y) your termination of employment by the Company for any reason other than by your resignation or for Cause, and (ii) you execute during the 10-day period immediately following your Separation Date, and do not timely revoke, the release certificate in the form attached hereto as Attachment A (the “Release Certificate”), the Company will provide you with the following compensation and benefits (the “Conditional Compensation and Benefits”):

(a)	Retirement Treatment. You shall, on July 1, 2015, be considered eligible to receive “Retirement” treatment under the LTIP, as defined by Section 2.39 of the LTIP (as amended April 8, 2013).

(b)
FY15 Bonus. Provided you remain employed through June 30, 2015, you will be eligible to earn for the fiscal year ending June 30, 2015 (“FY15”) a bonus under the APP Plan (“FY15 Bonus”). If your employment terminates prior to June 30, 2015, the FY15 Bonus shall be prorated for the time you were employed. The FY15 Bonus will calculated in the same manner as the FY14 APP Bonus. The FY15

Bonus shall be calculated in the same manner as for all executive level employees.

(c)
Partial Waiver of Noncompetition and Non-Solicitation: The Company shall waive one year of your two year noncompetition and non-solicitation restrictions pursuant to the Coty Inc. Confidentiality, Invention & Noncompetition Agreement, between you and Coty Inc. dated May 29, 1998 (the “Confidentiality & Noncompetition Agreement”).

(d)	Company Car. The Company shall contribute up to $40,000.00 towards the purchase of your current company car within sixty (60) days of the Separation Date.

7.
Confidentiality & Noncompetition Agreement. The Company shall enforce the noncompetition and non-solicitation restrictions under the Confidentiality & Noncompetition Agreement for a period of one (1) year from your Scheduled Retirement Date (“Non-Compete Period”). During such Non-Compete Period, the Company shall pay you your Base Salary in accordance with its regular payroll practices.

8.	Deductions and Withholdings.

(a)
Except as otherwise expressly provided in this Agreement or in any Company benefit plan applicable to you, all amounts payable under this Agreement shall be paid in accordance with the Company’s ordinary payroll practices less such deductions and income and payroll tax withholding as may be required under applicable law. Any property, benefits and perquisites provided to you under this Agreement shall be taxable to you as provided by law.

(b)
In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies that are otherwise payable to you and that do not constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”) all monies you may owe to the Company at the time of or subsequent to the termination of your employment with the Company (including, without limitation, any negative vacation balance). To the extent any law requires an employee’s consent to the offset provided in this Section 17.2 and permits such consent to be obtained in advance, this Agreement shall be deemed to provide the required consent.

9.	Section 409A.

(a)
In General. All payments and benefits under this Agreement are intended either to be exempt from, or to comply with, the requirements of Section 409A, and this Agreement shall be interpreted and administered in a manner consistent with such intent.

(b)
Separation from Service. References in this Agreement to “termination of employment” and similar terms shall mean a “separation from service” as determined under Section 409A. A separation from service shall be deemed to occur if it is anticipated that the level of services you will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of services provided by you in the immediately preceding thirty six (36) months.

(c)
Payments Contingent on General Release. If the timing of your execution of a General Release could (but for this Section 9) affect whether an amount that is subject to Section 409A is paid in the taxable year of termination or is instead paid in the next succeeding year (the “Second Year”), then payment of such amount shall be made no earlier than January 1 of the Second Year.

(d)
Six-Month Delay. If you are a “specified employee” as defined in Section 409A at the time of your termination of employment, no amount that is subject to Section 409A and that becomes payable by reason of your termination of employment shall be paid before the expiration of the 6-month period beginning on your termination of employment, or, if earlier, your death.

(e)
Reimbursement of Expenses or In-Kind Benefits. Reimbursements of expenses and in-kind benefits shall be treated as follows: (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A; (ii) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred; and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

(f)
Amendment. The Company may, without your consent, amend any provision of this Agreement to the extent that, in the reasonable judgment of the Company, such amendment is necessary or advisable to avoid the imposition on you of any tax, interest or penalties pursuant to Section 409A. Any such amendment shall maintain, at a minimum, the original economic benefit to you of the applicable provision.

10.	Company Property.

(a)
In General. You agree that all patents, patentable inventions, copyrights, trade secret rights, trademark rights and associated goodwill, rights in know-how, and all other intellectual property rights, as well as all their physical and intangible embodiments, that are conceived, discovered, developed, created or reduced to practice by you, solely or in collaboration with others, during the period of your employment with the Company and that relate in any manner to the business of the Company that you may be directed to undertake, investigate or experiment with or that you may become associated with in performing services for the Company or for Coty (collectively, “Intellectual Property”) are the sole property of the Company. The Company and you expressly agree that each copyrightable work created in whole or part by you at the direction of the Company or relating to the business of the Company shall be considered a "work made for hire" to the maximum extent allowed by law, and that Company shall be considered the "author" of each such work, as those terms are defined in the Copyright Act 17 U.S.C. §101, et seq. At the Company's request or in the event any Intellectual Property is deemed for any reason to be owned by you, you also agree to assign (or cause to be assigned) and hereby assign fully to the Company all such Intellectual Property.

(b)
Further Assurances. You agree to assist the Company or its designee, at the Company’s expense, in every lawful way to secure, document and record the Company’s rights in Intellectual Property, including the disclosure to the Company of all pertinent information and data with respect to all Intellectual Property, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Intellectual Property. You also agree that your obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement. You further agree not to assert or make a claim of ownership of any Intellectual Property, and that you will not file any applications for patents or copyright or trademark registration relating to any Intellectual Property.

(c)
Pre-Existing Materials. You agree that if in the course of performing services for the Company, you incorporated into or in any way used in creating Intellectual Property any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by you or in which you have an interest, (i) you will inform the Company, in writing, and (ii) you hereby grant the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, sell, copy and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Intellectual Property. You hereby represent that you have not and will not incorporate any invention, improvement, development, concept, discovery, intellectual property or other proprietary information owned by any party other than you into any Intellectual Property without the Company’s prior written permission.

(d)	Certification. You hereby certify that all Intellectual Property has been disclosed to and assigned to the Company.

11.
Nondisclosure. Except with prior written permission from the Company’s General Counsel, you agree not to disclose the terms and conditions of this Agreement to anyone except (i) as reasonably necessary to enforce this Agreement; (ii) to your attorneys and tax consultants; (iii) to your spouse; (iv) to any government or self-regulatory agency; or (v) pursuant to compulsory legal process or a court order.

12.	Nondisparagement; Public Announcement.

(a)	Both the Company and you agree to take no action or make any statement in any form that is intended, or would reasonably be expected, to harm or disparage or impair the reputation of the other.

(b)	You and the Company will jointly prepare and issue a public announcement regarding your departure, and you agree not to issue a different public announcement without prior Company consent.

13.
Resignation from Positions. As of the Separation Date you will be deemed to have resigned from all officer and director positions that you may have held with the Company or its affiliates (collectively, “Coty”). If for any reason this paragraph 13 is deemed insufficient to effect any such resignation, you hereby authorize the Secretary or any Assistant Secretary of the Company to execute such documents or instruments as may be deemed reasonably necessary or desirable to effect such resignation, and to act as your attorney-in-fact solely for the purpose of so effecting such resignation.

14.	Additional Terms.

(a)
You agree that except as otherwise provided in this Agreement you are not entitled to any additional compensation, payments, or benefits from Coty, including under any offer letter, previous employment agreement or under the laws of any other country, and that no representations or promises to the contrary have been made to you.

(b)
The Company shall not object to any application for unemployment benefits by you. Nothing in this Agreement shall be construed to limit your ability to make any lawful application for unemployment benefits.

(c)
Upon terminating your employment for any reason or whenever so directed by the Company, you shall return any documents, papers, drawings, plans, diskettes, tapes, data, manuals, forms, notes, tables, calculations, reports, or other items which you have received, or in or on which you have stored or recorded Coty data or information, in the course of your employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Coty property which may be in your possession or control, to the Company or to such entity as Coty may direct, without right of retention.

15.	General Release.

(a)	For purposes of this Agreement:

(i)
“Released Parties” means the Company, its past and present direct and indirect affiliates, predecessors, successors, and assigns, their respective past and present officers, directors, employees, attorneys, representatives, and agents, whether acting as agents or in their individual capacities, and any Company or other applicable retirement or welfare plans (and their respective plan administrators, fiduciaries, trustees, and insurers).

(ii)	“Releasing Parties” means you and your heirs, beneficiaries, trustees, administrators, executors, assigns, and legal representatives.

(b)
In consideration of the agreements of the Company in this Agreement, and with the intention of binding the Releasing Parties, you hereby release, waive, forever discharge the Released Parties from, and acknowledge full accord and satisfaction of, all Claims against the Released Parties that you now have or may have in the future. As used in this Agreement, “Claims” means claims of any kind under any legal or equitable theory, whether known or unknown, and whether asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence, including:

(i)	claims relating to or arising from your employment, or termination of your employment, with the Company, including claims for bonuses or severance entitlements;

(ii)	claims for employee benefits, including claims under the Employee Retirement Income Security Act of 1974;

(iii)	contract or quasi-contract claims;

(iv)
claims of employment discrimination, harassment or retaliation, including claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family & Medical Leave Act, the New York State and New York City Human Rights Laws, the New York Whistleblower Law, the New York Labor Law, the New York Civil Rights Law, and the New York Constitution, the New Jersey Conscientious Employee Protection Act, , the New Jersey Equal Pay Act, the New Jersey Family Leave Act, the New Jersey Law Against Discrimination, the New Jersey Smokers' Rights Law, the New Jersey Wage and Hour Law, the New Jersey Wage Payment Law, the New Jersey Constitution, in each case as such laws have been amended from time to time;

(v)
claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind; and

(vi)	claims for monetary recovery, including attorneys’ fees and other costs and disbursements.

(c)
This paragraph 15 applies to all Claims arising on or before the date of your execution of this Agreement, but shall not affect any rights or Claims arising thereafter. This paragraph 15 shall not affect your right to enforce the terms of this Agreement. With respect to all Claims to which this paragraph 15 applies, you hereby waive your rights under any state or federal statute that provides that a general release does not extend to claims in your favor that you do not know or suspect to exist at the time of executing this Agreement, and that if known to you would have had to have materially affected your settlement with the Company. You represent that you have not assigned or given away any of the Claims that you have released in this Agreement.

16.	You agree that you will not recover upon, or otherwise enforce or accept monies from, any judgment, decision, or award, in each case with respect to any Claim released by you in paragraph 15.

17.
The making of this Agreement is not intended, and shall not be construed, as an admission that any of the Released Parties has violated any law, breached any contract, or committed any wrong against you.

18.
You acknowledge that the Company has made no promises, commitments or representations to you other than those contained in this Agreement and that you have not relied upon any statement or representation made by the Company with respect to the basis or effect of this Agreement.

19.	You are hereby advised to consult and have had the opportunity to consult with an attorney before signing this Agreement.

20.
You acknowledge that you were given 21 days in which to review and consider this Agreement, and that if you executed it before the end of the 21-day period such early execution was completely voluntary.

21.
You acknowledge that for a period of seven days after you sign this Agreement you have the right to revoke it by providing notice in writing to the Company’s General Counsel, by hand delivery, certified mail or overnight courier. This Agreement will not become effective and enforceable until after the expiration of the seven-day revocation period.

22.
If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. If paragraph 15 is held to be illegal, void or unenforceable, you agree to promptly execute a valid general release and waiver in favor of the Released Parties; provided, however, that such new general release will not release or waive any Claims that were not covered by paragraph 15; provided, however, that such new general release will not release or waive any Claims that were not covered by paragraph 15.

23.
This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except that any existing obligations you have under any confidentiality agreement entered into between you and the Company shall remain in full force and effect. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon any party unless made in writing and signed by such party.

24.	You may not assign any of your rights or obligations under this Agreement. The Company may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Company or to any transferee of all or a portion of the assets or business to which this Agreement relates. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by all Released Parties.

25.	This Agreement may be executed in counterparts, each of which will be an original, and all of which will constitute one and the same instrument.

26.	This Agreement is governed by the laws of the State of New York, without regard to its conflict of law provisions.

If this Agreement is acceptable to you, please indicate your agreement by signing and dating the enclosed executed copy and returning it by July __, 2014.

Sincerely,
COTY INC.

/s/Jules P. Kaufman
By: Jules Kaufman
Senior Vice President and General Counsel
I acknowledge that I have read this Agreement, and that I understand and voluntarily accept its terms.
THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

/s/Ralph Macchio	7/21/14
Ralph Macchio	Date

ATTACHMENT A
RELEASE CERTIFICATE
[TO BE SIGNED DURING THE 10-DAY PERIOD IMMEDIATELY FOLLOWING YOUR RETIREMENT DATE]

I hereby acknowledge and agree that:
Coty Inc. (the “Company”) and I entered into an Agreement on July __, 2014 (the “Agreement”) concerning my separation from service with the Company. A blank copy of this Release Certificate (the “Certificate”) was attached to the Agreement when it was given to me for review. I have had more time to consider signing this Certificate than the ample time I was given to consider signing the Agreement. I was encouraged to discuss the Agreement, including this Certificate, with my attorney before executing either document, and have done so.
In consideration of the agreements of the Company set forth in the Agreement I hereby agree that this Certificate will be part of the Agreement, and that the general release set forth in paragraph 15 of the Agreement is to be construed and applied as if I had signed it on the day I sign this Certificate. This Certificate extends the general release set forth in paragraph 15 of the Agreement through the date on which I sign this Certificate.

I acknowledge that I have read this Certificate and that I understand and voluntarily accept its terms.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

Date:
Ralph Macchio
UHL
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